Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Bank First Corporation of our report dated February 14, 2022, except for Notes 12 and 15, as to which the date is March 15, 2022 relating to the consolidated financial statements of Denmark Bancshares, Inc. as of and for the years ended December 31, 2021 and 2020, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Plante & Moran, PLLC

Chicago, Illinois

March 25, 2022